Exhibit 99.2

Contact: Kenneth P. Cherven

President/CEO

(727) 520-0987	January 24, 2007

NEWS RELEASE

MCCLELLAND APPOINTED CHIEF FINANCIAL OFFICER

BY FIRST COMMUNITY BANK CORPORATION

First Community Bank Corporation of America announced today the appointment of Stan B. McClelland to Chief Financial Officer. His responsibilities include accounting, regulatory reporting and budget/planning. Sue A. Gilman, Executive Vice President and interim Chief Financial Officer, will resume her duties as Chief Operating Officer of the subsidiary bank.

McClelland joined the Corporation’s subsidiary bank, First Community Bank of America, in 2006 as Chief Financial Officer. Prior to that he spent eight years with Certegy Payment Services as Director of Cost Development/Pricing/Finance, and 19 years with two regional banking institutions working exclusively in finance.

McClelland holds a B.A. degree in Business Management from North Carolina State University. Stan, his wife and three sons reside in Brandon, Florida.

First Community currently operates 7 offices along the west coast of Florida with $390 million in assets. First Community Bank Corporation of America is traded on the NASDAQ SmallCap under the symbol FCFL.

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This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Factors that could cause actual results to differ from the results discussed in the forward-looking statements include, but are not limited to: risk of loans and investments, including dependence on local economic conditions competition for the company’s customers from other providers of financial services; possible adverse effects of changes in interest rates; execution and implementation of a series of previously announced strategic initiatives; balance sheet and capital ratio risks related to the share repurchase program; risks related to the company’s acquisition and market extension strategy, including risks of adversely changing results of operations and factors affecting the company’s ability to consummate further acquisitions or extend its markets; and other risks detailed in the company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the company.